Exhibit 107
CALCULATION OF FILING FEE TABLE
Form 424(b)(2)
(Form Type)

DICK'S Sporting Goods, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offerings. The maximum aggregate amount of those offerings is $1,000,000,000.

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Debt	6.200% Notes due 2036	Rule 457(r)	$400,000,000	99.853%	$399,412,000	0.0001381	$55,158.80
Fees to Be Paid	Debt	6.900% Notes due 2056	Rule 457(r)	$600,000,000	99.962%	$599,772,000	0.0001381	$82,828.51
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A
	Total Offering Amounts					$999,184,000		$137,987.31
	Total Fees Previously Paid							N/A
	Total Fee Offsets							N/A
	Net Fee Due							$137,987.31

(1)
This registration fee table shall be deemed to update the “Calculation of Filing Fee Tables” in DICK’S Sporting Goods, Inc.’s Registration Statement on Form S-3 (File No. 333-299029), in accordance with Rules 456(b) and 457(r) under the Securities Act.